Exhibit 10.11

CARBYLAN BIOSURGERY, INC.

GEORGE Y. DANILOFF EMPLOYMENT AGREEMENT

This Agreement is entered into effective as of December 16, 2005 (the “Effective Date”) by and between Carbylan Biosurgery, Inc., a Delaware corporation, (f.k.a. Sentrx Surgical, Inc.) (the “Company”), and George Y. Daniloff (“Executive”).

1.         Duties and Scone of Employment.

   (a)       Positions and Duties. As of the Effective Date, Executive will serve as the President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”). The period of Executive’s employment pursuant to this Agreement is referred to herein as the “Employment Term” which Employment Term shall commence as of the Effective Date and shall end on the date Executive resigns or is otherwise terminated pursuant to the provisions of this Agreement.

   (b)       Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company and for the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive (i) may serve as a member of the Board of Directors of up to three (3) other companies at any time during the term of this Agreement and (ii) Executive may provide services as a paid consultant to other parties, not in excess of eight (8) hours per week, provided such consulting services are not in the area of the Company’s current or contemplated business at the time such services are provided.

2.         At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3.         Compensation and Benefits.

   (a)       Base Salary and Bonus. During the Employment Term, the Company will pay Executive an annual base salary of $300,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments may be made based upon the Company’s normal performance review practices. Starting with calendar year 2006, Executive will be eligible for an annual bonus as follows: for the calendar year 2006 Executive will be eligible for a minimum guaranteed annual bonus in an amount equal to ten percent (10%) of his Base Salary provided that Executive’s bonus may be up to twenty percent (20%) of his Base Salary provided that mutually agreed-upon objectives determined in advance by the Board are met; and, for the year 2007 and thereafter, Executive will be eligible for an annual bonus ranging from zero percent (0%) to twenty percent (20%) of his Base Salary based upon the achievement of mutually agreed-upon objectives determined in advance by the Board. The Board will prepare a written schedule of performance objectives underlying this bonus program. Each annual bonus will be paid promptly after the close of the calendar year (beginning with the close of 2006), but no later than March 15 of the following year. At the end of the first full regularly scheduled pay period following the Effective Date, Company will pay to Executive a one-time bonus payment in an amount equal to that portion of Executive’s Base Salary calculated as if Executive had been an employee for the period from December 1, 2005 to the Effective Date, which payment will be subject to the usual, required withholding.

   (b)       Stock Option. Upon or promptly following the Effective Date, Executive will be granted a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), to purchase shares of the Company’s Common Stock in an amount equal to 5.5% of the Company’s capitalization of the Company as of the date of grant (calculated on a Fully Diluted Basis) at a per share exercise price equal to the then fair market value per share on the date of grant (the “Option”). The Option will be able to be exercised before it is vested, subject to the Company’s repurchase rights. The Option will remain exercisable (limited by the expiration date of the Option) to the extent then vested for three (3) months following Executive’s termination. Subject to the accelerated vesting provisions set forth herein, the Option will vest as to three forty-eighths (3/48) of the total number of shares subject to the Option as of December 1, 2005, and as to one forty-eighth (1/48) of the total number of shares subject to the Option on each monthly anniversary thereafter so that the Option will be fully vested on September 1, 2009, subject to Executive’s continued service to the Company as an employee, director or consultant through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company’s 2004 Stock Plan (the “Plan”) and the stock option agreement to be entered into by and between Executive and the Company (the “Option Agreement”) in the form reasonably determined by the Company, both of which documents are incorporated herein by reference. Executive’s exercise of any shares under the Option will be conditioned upon Executive executing any stockholders’ agreement or other agreement relating to stock to be issued upon exercise of the Option as the Company may reasonably require. For the purposes of this Agreement, “Fully-Diluted Basis” shall include (i) the total number of shares of Common Stock outstanding plus (ii) the total number of shares of Common Stock that would be issued upon conversion of any securities, rights, commitments, or other items described in the remainder of this paragraph, that are convertible into Common Stock, including all preferred stock, stock options, warrants and other stock purchase rights then outstanding, plus (iii) the total number of shares of Common Stock that would be issued upon fulfillment of any binding commitments to issue shares of Company’s capital stock in existence as of the date of calculation and the conversion of such shares to Common Stock, plus (iv) any reserved but unallocated shares under any stock plan or other plan, agreement or commitment, plus (v) any commitment to increase the number of shares under any stock plan or other plan, agreement or commitment. As a precondition to receiving a stock option grant from the Company, Executive will be required to execute and deliver the Company’s Stockholders’ Agreement to which certain significant securityholders of the Company are required to enter into in connection with their holding of Company securities.

4.         Employee Benefits Generally. During the Employment Term, Executive will be entitled to participate in the Employee Benefit Plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the Employee Benefit Plans (as defined below) and programs it offers to its employees at any time. Company will pay applicable premiums under Employee Benefit Plans to cover Executive and Executive’s spouse and dependants eligible for coverage under such Employee Benefit Plans. In case the Company does not have its own health benefits plan as of the Effective Date, the Company will reimburse Executive for the cost of his then current heath care coverage for Executive and his family until such time as Company does have such a plan for which Executive is eligible.

5.         Vacation. Executive will be entitled to fifteen (15) days of vacation time (“PTO”) per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. Such PTO will accrue at the rate of 1.25 days per month commencing at the end of each calendar month following December 1, 2005. In addition, Executive will be entitled to certain paid holidays in accordance with any holiday schedule as may be adopted by the Company.

6.         Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.         Severance.

   (a)       Involuntary Termination. Whether prior to, in connection with or following a Change of Control, if Executive’s employment with the Company (A) is terminated by the Company other than (i) for “Cause” (as defined herein), (ii) by death or (iii) due to Disability, or (B) is terminated by the Executive pursuant to a Constructive Termination, and, in either case, Executive signs and does not revoke a standard separation agreement and release of claims in a form acceptable to the Company, then Executive will be entitled to:

      (i)       receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies if Executive’s termination is in connection with or following a Change of Control; or, receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies, if Executive’s termination is prior to and not in connection with a Change of Control;

      (ii)       a lump sum payment equal to 20% of the Base Salary within ten (10) days of the termination date if Executive’s termination is in connection with or following a Change of Control; or a lump sum payment equal to one-half of the average annual bonus Executive received for the previous two years of employment with the Company (or, if Executive has not yet received two years of bonuses, one half of the first year bonus if the relevant termination is after the time Executive has received his first year bonus and prior to the time Executive would receive his second year bonus or 5% of his Base Salary if the relevant termination is prior to the time Executive would receive his first year bonus) within ten (10) days of the termination date if Executive’s termination is prior to and not in connection with a Change of Control;

      (iii)       acceleration of any unvested portion of the Option (and any options to purchase Company common stock granted to Executive other than the Option) as to the number of shares that would have otherwise vested during the twelve (12)-month period following such termination had Executive remained employed with the Company through such period; and

      (iv)       continued participation in all Employee Benefit Plans maintained by the Company as if the Executive were still an employee of the Company to the extent allowable under the terms of such plans, or alternatively the Company may reimburse Executive’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), after Executive has properly elected continuation coverage under COBRA through the date twelve (12) months following the date of such termination. Where applicable, the Executive’s salary for purposes of such plans shall be deemed to be equal to the Executive’s Base Salary, and to the extent that the Company finds it impossible to cover the Executive under its Employee Benefit Plans or to provide Company-paid COBRA continuation during the period set out above, the Company shall provide the Executive with individual policies which offer at least the same level of coverage and which impose not more than the same costs on the Executive. In the event the Executive becomes eligible for comparable coverage to that set out in the Employee Benefit Plans during the period set out above, the coverage provided under this Section 7(a)(iv) shall terminate immediately.

Notwithstanding anything to the contrary in this Agreement, if the Company’s stock is publicly-traded on an established securities market on the date of Executive’s termination, any cash severance payments otherwise due to Executive pursuant to this Section 7(a) on or within the six-month period following Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination if the Company reasonably determines that the imposition of additional tax under Section 409A of the Code will apply to an earlier payment of such cash severance payments. All subsequent payments will be payable as provided in this section.

   (b)       Voluntary Termination; Termination for Cause. Whether prior to, in connection with or following a Change of Control, if Executive’s employment with the Company terminates voluntarily by Executive (other than pursuant to a Constructive Termination) or for Cause by the Company, then (i) all vesting of the Option will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect and as required by law.

   (c)       Termination by Death. If Executive’s employment with the Company is terminated due to Executive’s death, the unvested portion of the Option (and any options granted to Executive other than the Option) shall immediately vest.

   (d)       Termination Due to Disability. The Company may terminate Executive at any time if Executive becomes Disabled (as defined below), upon written notice by the Company to the Executive. For the purposes of this Agreement, Executive is “Disabled” (and thereby subject to “Disability”) if, at the time the notice of termination is given, Executive has been unable to perform his duties under this Agreement for a period of not less than ninety (90) days during any one hundred and eighty (180) day period as a result of Executive’s incapacity due to physical or mental illness. If Executive is terminated because Executive is Disabled within the meaning hereof, the unvested portion of the Option (and any options granted to Executive other than the Option) shall immediately vest.

8.         Change of Control Benefits. In the event of a Change of Control (as defined below) that occurs prior to Executive’s termination of employment, 75% of the shares subject to the Option that are otherwise unvested as of the date of the Change of Control will immediately vest. Thereafter, the Option and any other outstanding options will continue to be subject to the terms, definitions and provisions of the plan under which they were granted and applicable option agreement relating thereto. In addition, in the event that Executive’s continuous status as an employee is terminated by the Company without Cause, or in the event of a Constructive Termination of Executive, within 12 months after a Change of Control, 100% of the total number of Shares that are otherwise unvested on the termination date will immediately vest.

9.         Definitions.

   (a)       Cause. For purposes of this Agreement, “Cause” is defined as:

      (i)       Executive’s repeated failure, in the reasonable judgment of the Board, to substantially perform his assigned duties or responsibilities as an employee as directed or assigned by the Board (other than a failure resulting from the Executive’s Disability) after written notice thereof from the Board to Executive describing in reasonable detail Executive’s failure to perform such duties or responsibilities and Executive having had the opportunity to address the Board, with counsel, regarding such alleged failures and his or her failure to remedy same within 20 days of receiving written notice;

      (ii)       Executive engagement in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates;

      (iii)       Executive’s violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its affiliates, which violation was or is reasonably likely to be injurious to the Company or its affiliates;

      (iv)       Executive’s material breach of the terms of any confidentiality agreement or invention assignment agreement between Executive and the Company (or any affiliate of the Company); or

      (v)       Executive’s conviction of, or entry of a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

   (b)       Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

      (i) the consummation of a merger, reorganization or other transaction or series of related transactions (other than a financing transaction involving the sale by the Company of its equity securities, the purpose of which is to raise working capital) following which the stockholders of the Company immediately prior to the transaction own less than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity (or its parent) outstanding immediately after the transaction, and the directors serving on the Board immediately prior to such transaction fail to constitute a majority of the Board of Directors of the surviving entity (or its parent) immediately after such transaction; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

   (c)       Constructive Termination. For purposes of this Agreement, “Constructive Termination” will mean, without Executive’s express written consent, and other than in connection with the termination of Executive for Cause or as the result of Executive’s death or Disability, (i) a material reduction of Executive’s duties, position or responsibilities, provided, however, that upon and following a Change of Control Executive’s duties, position and responsibilities will be deemed to not be materially reduced if Executive retains reasonably comparable duties, position and responsibilities with respect to the Company’s pre-Change of Control business within such post-Change of Control Company; (ii) a reduction by the Company in the Base Salary of the Executive, as in effect immediately prior to such reduction, by more than 5%; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced; (iv) relocation of Executive’s principal place of work to a location thirty (30) driving miles or more farther from the Executive’s principal residence immediately before such move; or (v) the failure of the Company to obtain an assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company, all provided that Executive terminates his employment with the Company within ninety (90) days of any such event and gives written notice to the Company that he is terminating his employment with the Company pursuant to a Constructive Termination under this paragraph.

   (d)       Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plans” means such medical, dental, eye care and other health insurance benefit plans maintained, in whole or in part, by the Company on behalf of employees generally.

10.         Confidential Information. Executive agrees to enter into the Company’s standard At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

11.         Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12.         Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Carbylan Biosurgery, Inc.

c/o InterWest Partners

2710 Sand Hill Road

Second Floor

Menlo Park, CA 94025

Attn: President of Carbylan Biosurgery, Inc.

If to Executive:

at the last residential address known by the Company.

13.         Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14.         Arbitration.

   (a)       General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

   (b)       Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

   (c)       Remedy. Except as provided by the Rules, this Agreement and the Confidential Information Agreement, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, this Agreement and the Confidential Information Agreement neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

   (d)       Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, non-solicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys fees.

   (e)       Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

   (f)       Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15.         Code Section 409A. This Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

16.         Integration. This Agreement, together with the Stock Plan, Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

17.         Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.         Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.         Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.         Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21.         Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.         Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

CARBYLAN BIOSURGERY, INC.

By:	/s/ Gary H. Stroy	Date:	12-16-05

Title:	Chairman

EXECUTIVE:

/s/ George Daniloff		Date:	December 16th, 2005
George Daniloff

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